UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2024

Hut 8 Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-41864	92-2056803
(State or other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1101 Brickell Avenue, Suite 1500, Miami, Florida	33131
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (305) 224 6427

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading	Name of each exchange on which registered
Common Stock, par value $0.01 per share	HUT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On June 17, 2024, Hut 8 Mining Corp., a British Columbia corporation (the “Hut 8 Mining” or the “Borrower”), a wholly owned subsidiary of Hut 8 Corp. (the “Company”) entered into an amended and restated credit agreement (the “Second Amended and Restated Credit Agreement”) between Hut 8 Mining, as borrower, and Coinbase Credit, Inc. (“Coinbase”), as lender, collateral agent, and administrative agent. The Second Amended and Restated Credit Agreement amended and restated the Company’s existing credit agreement with Coinbase, dated as of June 26, 2023 and subsequently amended and restated on January 12, 2024 (the “First Amended and Restated Credit Agreement”).

The Second Amended and Restated Credit Agreement amends and restates the First Amended and Restated Credit Agreement to, among other things: (i) extend the final maturity date to 364 days after June 17, 2024, the effective date of the Second Amended and Restated Credit Agreement; (ii) modify the LTV thresholds for a margin call, margin release or breach of the Second Amended and Restated Credit; and (iii) modify the interest rate such that amounts that are borrowed will bear interest at a rate equal to (a) the greater of (x) the federal funds rate on the date of the applicable borrowing and (y) 3.25%, plus (b) 6.0%.

Under the terms of the Second Amended and Restated Credit Agreement, there is no guaranty by the Company of the Borrower’s obligations. The Second Amended and Restated Credit Agreement also removes the right for Coinbase to deliver a partial repayment notice to the Borrower if the price of Bitcoin on Coinbase’s digital currency exchange platform (the “Prevailing Market Value”) is less than the higher of (x) $25,000 and (y) 60% of the Prevailing Market Value on the effective date of the First Amended and Restated Credit Agreement.

The funds made available pursuant to the Amended and Restated Credit Agreement are expected to be used for general corporate purposes. The Borrower’s obligations under the Second Amended and Restated Credit Agreement are secured by the Borrower’s interest in certain Bitcoin held in the custody of Coinbase Custody Trust Company, LLC (“Coinbase Custody”).

In connection with entering into the Second Amended and Restated Credit Agreement, the Company also moved certain Bitcoin from one or more digital wallets into an account with Coinbase Custody. Such Bitcoin is not being used as security for the Borrower’s obligations under the Second Amended and Restated Credit Agreement.

The foregoing description of the Second Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amended and Restated Credit Agreement, filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 21, 2024, the Company held its 2024 Annual Meeting of Stockholders to consider and vote on one proposal, which is described in greater detail in the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission on April 26, 2024. The final voting results are set forth below.

Proposal 1: Election of Directors

The stockholders elected each of the persons named below to serve as directors until the 2025 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or until their earlier death, resignation or removal. The results of such vote were as follows:

	For	Against	Abstain
Joseph Flinn	26,601,374	4,451,985	186,537
Asher Genoot	30,742,639	411,075	86,182
Michael Ho	30,635,879	515,376	88,641
E. Stanley O’Neal	30,645,021	418,738	176,137
Carl J. Rickertsen	30,649,598	425,170	165,128
Mayo Shattuck III	30,606,772	471,314	161,810
William Tai	30,494,059	600,070	145,767
Amy Wilkinson	30,713,654	362,388	163,854

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Second Amended and Restated Credit Agreement dated as of June 17, 2024 between Hut 8 Mining Corp. and Coinbase Credit, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUT 8 CORP.
(Registrant)

Date: June 24, 2024
	By:	/s/ Victor Semah
		Name:	Victor Semah
		Title:	Chief Legal Officer & Corporate Secretary

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